Exhibit 21.1

List of Subsidiaries

The following are the registrant’s principal subsidiaries and jurisdictions of organization:

●	GWG Life Settlements, LLC (Delaware)

●	GWG DLP Funding II, LLC (Delaware)

●	GWG DLP Master Trust II (Delaware)